                                                                 EXHIBIT 3(a)(i)


                           CERTIFICATE OF AMENDMENT


                                      TO


                      RESTATED ARTICLES OF INCORPORATION


                                      OF


                          GOLD BANC CORPORATION, INC.




     We, Michael W. Gullion, President, and Keith E. Bouchey, Secretary, of Gold Banc Corporation, Inc., a corporation organized and existing under the laws of the State of Kansas (the "Corporation"), do hereby certify that, at a meeting of the Board of Directors of the Corporation, the Board of Directors adopted resolutions setting forth the following amendment to the Restated Articles of Incorporation and declaring their advisability:

     The first sentence of Article Four shall be amended in its entirety to read as follows:

               1.  The total number of shares of stock the Corporation has authority to issue shall be 50,000,000 shares, of which 25,000,000 shares shall be designated Preferred Stock (the "Preferred Stock") and 25,000,000 shares shall be designated Common Stock, par value $1.00 per share (the "Common Stock").

     We further certify that thereafter, pursuant to the resolutions and in accordance with the bylaws of the Corporation and the laws of the State of Kansas, the Board of Directors called a meeting of stockholders for consideration of the proposed amendment, and thereafter, pursuant to notice and in accordance with the statutes of the State of Kansas, the stockholders convened and considered the proposed amendment.

     We further certify that at the meeting a majority of the outstanding stock entitled to vote voted in favor of the proposed amendment.

     We further certify that the amendment was duly adopted in accordance with the provisions of K.S.A. 17-6602, as amended.

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     IN WITNESS WHEREOF, we have hereunto set our hands and affixed the seal of the corporation this _____ day of ______________, 1997.



                                    -------------------------------------------
                                    Michael W. Gullion, President




                                    -------------------------------------------
                                    Keith E. Bouchey, Secretary




                                ACKNOWLEDGMENT


 STATE OF KANSAS    )

                    ) ss.

 COUNTY OF JOHNSON  )


     Be it remembered that before me, a Notary Public in and for the aforesaid county and state, personally appeared Michael W. Gullion, President, and Keith E. Bouchey, Secretary, of the corporation named in this document, who are known to me to be the same persons who executed the foregoing certificate and duly acknowledged its execution of the same this ______ day of _________________,1997.



     (Seal)

                                    -------------------------------------------
                                    Notary Public




 My appointment or commission expires:


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